Exhibit 2

                             REINSTATEMENT AGREEMENT


         THIS REINSTATEMENT AGREEMENT is dated this 20th day December, 2000, by and between REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-II ("Seller") and MATTHEW LESTER, on behalf of an entity to be named and without personal liability ("Buyer").

         WHEREAS, Seller and Buyer entered into a Real Estate Purchase Agreement (the "Agreement") as of November 13, 2000 for the sale and purchase of Fox Hunt Apartments located in Montgomery County, Ohio; and

         WHEREAS, Buyer has previously terminated said Agreement pursuant to its due diligence termination rights set forth in Section 3 of the aforesaid Agreement; and

         WHEREAS, the parties wish to reinstate said Agreement based on certain mutual agreements.

         NOW, THEREFORE, in consideration of the mutual agreements of the parties, Seller and Buyer agree as follows:

        1. The Agreement is hereby reinstated and shall be effective in all of its terms and conditions except as set forth hereinbelow.

        2. The Purchase Price set forth in Section 1 of the Agreement is amended to Seven Million Six Hundred Thousand Dollars ($7,600,000.00). The amount due at closing shall be Seven Million Four Hundred Fifty Thousand Dollars ($7,450,000.00) and the total due at closing is Seven Million Six Hundred Thousand Dollars ($7,600,000.00).

        3. The Closing Date set forth in Section 2(a) is amended to take place within Fifteen (15) days of the satisfaction of Buyer's finance contingency set forth in Section 3(b) below.

        4. Buyer acknowledges that it has completed its due diligence investigation under Section 3A of the Agreement and hereby waives said contingency.

        5. With respect to Section 3(b) of the Agreement, Buyer's application for approval of the assumption by Buyer of Seller's existing first mortgage as set forth therein shall be conducted and completed through an affiliate of the Seller, U.S. Capital and formal application and other documentation shall be submitted through U.S. Capital. Buyer shall submit its application to U.S. Capital by December 22, 2000. If said approval is not obtained within thirty
(30) days of December 20, 2000, either party may terminate this Agreement upon written notice to the other, in which event the Deposit shall be returned to Buyer and neither party shall have any further liability to the other. All other terms and provisions of the financing contingency not otherwise amended herein shall remain unchanged.

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        6. Section 3(C) of the Agreement is amended to delete reference to the closing of the sale and purchase of Camelot East Apartments, Countrybrook Apartments and Brookshires Apartments. The sole remaining contingency shall be the contingency of Buyer closing the sale and purchase of Carriage House Apartments.

        7. Section 4(b) is amended to provide that Buyer will provide a copy of the title commitment to Seller within 15 days after execution of this Reinstatement Agreement. Further, the time for objection to any matters on an updated survey shall be extended to a period of time within 30 days from the execution of this Reinstatement Agreement.

        8. Seller acknowledges that Duberstein Investments, Seller's broker, has agreed to reduce its commissions for this transaction by the sum of $20,000.00 which sum shall be a credit against the cash due at closing from Buyer.

        9. All other terms and conditions of the Agreement are otherwise confirmed and ratified.

        10. Buyer agrees to resubmit the entire Earnest Money called for in the Agreement to the Escrow Agent named in the Agreement within two (2) days of the date of this Reinstatement.

        IN WITNESS WHEREOF, the parties have executed this Reinstatement Agreement as of this _____ day of December, 2000.


                           REALMARK PROPERTY INVESTORS
                             LIMITED PARTNERSHIP-II


                           By: /s/ Joseph M. Jayson
                               --------------------
                               Joseph M. Jayson


                           /s/ Matthew Lester
                           ------------------
                           MATTHEW LESTER, As Agent for An Entity to Be Formed